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EXHIBIT 11

                       Ribozyme Pharmaceuticals, Inc.
                Computation of Pro Forma Net Loss Per Share



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
                                                       Quarter             Quarter             Six Months           Six Months
                                                       ending              ending                ending               ending
                                                      06/30/96            06/30/95              06/30/96             06/30/95
                                                    -----------         -----------           -----------          -----------
Weighted average common shares
  outstanding ....................................    5,796,578             981,306             3,418,554              975,855

Net effect of dilutive common stock
  options and warrants pursuant to
  Staff Accounting Bulletin No. 83 ...............          --               99,877                   --                99,877

Assumed conversion of preferred stock
  from original date of issuance,
  pursuant to staff policy .......................      392,433           1,757,292             1,312,196            1,721,876

                                                    -----------         -----------           -----------          -----------
  Total ..........................................    6,189,011           2,838,475             4,730,750            2,797,608

  Net loss .......................................  $(5,053,671)        $(2,805,184)          $(8,156,097)         $(6,321,466)
                                                    ===========         ===========           ===========          ===========

  Pro forma net loss per share ...................  $     (0.82)        $     (0.99)          $     (1.72)         $     (2.26)
                                                    ===========         ===========           ===========          ===========
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